Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endeavour International Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Endeavour International Corporation of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Endeavour International Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Endeavour International Corporation.
Effective January 1, 2006, the Company changed its method of accounting for share-based payments. Also, effective January 1, 2007, the Company changed its accounting for uncertain tax positions.
/s/ KPMG LLP

Houston, Texas
March 14, 2008